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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-230782 on Form F-10 of our reports dated March 20, 2019 relating to the consolidated financial statements of Wheaton Precious Metals Corp. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 40-F of Wheaton Precious Metals Corp. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the prospectus which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
May 3, 2019

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  Exhibit 5.1